FUND ACCOUNTING SERVICE AGREEMENT

between the

DUNHAM FUNDS

and

GEMINI FUND SERVICES, LLC

INDEX

1. DUTIES OF GFS.

2. COMPENSATION OF GFS.

3. LIMITATION OF LIABILITY OF GFS

4. REPORTS.

5. ACTIVITIES OF GFS.

6. ACCOUNTS AND RECORDS.

7. CONFIDENTIALITY.

8. DURATION AND TERMINATION OF THIS AGREEMENT.

9. ASSIGNMENT.

10.  NEW YORK LAWS TO APPLY

11. AMENDMENTS TO THIS AGREEMENT.

12. MERGER OF AGREEMENT

13. NOTICES.

SCHEDULE A (FUND LISTING)

SCHEDULE B

(A) FUND ACCOUNTING SERVICE FEE:

FEE INCREASES

(B) EXPENSES.

(C) SPECIAL REPORTS.

FUND ACCOUNTING SERVICE AGREEMENT

AGREEMENT made the 15th day of January 2008, by and between the Dunham Funds, a Delaware Business Trust, having its principal office and place of business 10251 Vista Sorrento Parkway, Suite 200, San Diego, CA 92121 (the "Trust"), and Gemini Fund Services, LLC, a Nebraska limited liability company having its principal office and place of business,, 450 Wireless Boulevard,  Hauppauge, New York 11788 (“GFS”).

BACKGROUND

WHEREAS, the Trust1 may consist of various series listed in Schedule A (collectively referred to as the “Funds”) of diversified and non-diversified, open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, GFS is a limited liability company experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

WHEREAS, the Trust desires to avail itself of the experience, assistance and facilities of GFS and to have GFS perform for the Trust certain services appropriate to the operations of the Funds, and GFS is willing to furnish such services in accordance with the terms hereinafter set forth.

TERMS

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Trust and GFS hereby agree as follows:

1. DUTIES OF GFS.

GFS will provide the Trust with the necessary office space, communication facilities and personnel to perform the following services for the Trust:

                  (a) Timely calculate and transmit to NASDAQ the Funds’ daily net asset value and communicate such value to the Funds and their transfer agent;

1 The term “Trust” shall refer to the Dunham Funds, and each series of the Dunham Funds that is approved by the Board of Trustees of the Dunham Funds for inclusion under the terms of this agreement, and each series that is so approved shall be subject to the terms of this Agreement without the need for an amendment of or addition to this Agreement.

(b)

Maintain and keep current all books and records of the Funds as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of GFS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Funds or their authorized agents:

*

Cash receipts journal

*

Cash disbursements journal

*

Dividend record

*

Purchase and sales - portfolio securities journals

*

Subscription and redemption journals

*

Security ledgers

*

Broker ledger

*

General ledger

*

Daily expense accruals

*

Daily income accruals

*

Securities and monies borrowed or loaned and collateral therefore

*

Foreign currency journals

*

Trial balances

                  (c) Provide the Funds and their investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

                  (d) Provide all raw data available from our fund accounting system (PAIRS) for management’s or the administrator’s preparation of the following:

                       1. Semi-annual financial statements;

                       2. Semi-annual form N-SAR;

                       3. Annual tax returns;

                       4. Financial data necessary to update form N-1a;

                       5. Annual proxy statement.

                  (e) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

GFS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2. COMPENSATION OF GFS.

In consideration of the services to be performed by GFS as set forth herein for each portfolio approved for inclusion hereunder by the Board of Trustees of the Trust, GFS shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses. The Trust agrees to pay GFS the fees and reimbursement of out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule B.

3. LIMITATION OF LIABILITY OF GFS.

(a) GFS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Trust for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of GFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.

(b) Nothing herein contained shall be construed to protect GFS against any liability to the Trust or its security holders to which GFS shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Trust, reckless disregard of  GFS' obligations and duties under this Agreement or the willful violation of any applicable law.

(c) Except as may otherwise be provided by applicable law, neither GFS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to GFS by the Trust or its authorized agents.

4. REPORTS.

(a) The Trust shall provide to GFS on a quarterly basis a report of a duly authorized officer of the Trust representing  that all information furnished to GFS during the preceding quarter was true, complete and correct in all material respects. GFS shall not be responsible for the accuracy of any information    furnished to it by the Trust or its authorized agents, and the Trust shall hold GFS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

(b) Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, GFS shall promptly notify the Trust and its counsel of such violation.

5. ACTIVITIES OF GFS.

The services of GFS under this Agreement are not to be deemed exclusive, and GFS shall be free to render similar services to others so long as its services hereunder are not  impaired thereby.

6. ACCOUNTS AND RECORDS.

The accounts and records maintained by GFS shall be the property of the Trust, and shall be surrendered to the Trust, at the expense of the Trust, promptly upon request by the Trust, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS, in the form in which such accounts and records have been maintained or preserved. GFS agrees to maintain a back-up set of accounts and records of the Trust (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. GFS shall assist the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records. GFS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

7. CONFIDENTIALITY.

GFS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

8. DURATION AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective as of the date hereof and shall remain in force for a period of two (2) years and shall continue in effect for successive twelve-month periods thereafter with the approval of the Board or by a vote of a majority of the outstanding voting securities of the Fund.

Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust.  Additionally, GFS reserves the right to charge for any other reasonable expenses associated with such termination.

This Agreement may be terminated with respect to the Trust or any of the Funds at anytime (i) by the Board on 90 days written notice to GFS or (ii) by GFS on 90 days written notice to the Trust.

 9. ASSIGNMENT.

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of GFS, or by GFS without the prior written consent of the Trust.

10.  NEW YORK LAWS TO APPLY.

The laws of the State of New York shall govern this Agreement without giving effect to the principles of conflict of laws.  Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer, if the parties subsequently agree thereto) in the City of New York, New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

11. AMENDMENTS TO THIS AGREEMENT.

This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

12. MERGER OF AGREEMENT.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13. NOTICES.

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:

To GFS:

Jeffrey Dunham

Andrew Rogers

President

President

Dunham Funds

Gemini Fund Services, LLC

10251 Vista Sorrento Parkway, Suite 200

450 Wireless Boulevard

San Diego, CA 92121

Hauppauge, NY  11788

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DUNHAM FUNDS

       GEMINI FUND SERVICES, LLC

By:____________________________                           By:__________________________

        Jeffrey Dunham, President

                        Andrew Rogers, President

SCHEDULE A

THE DUNHAM FUNDS

Dunham Corporate/Government Bond Fund
Dunham High-Yield Bond Fund
Dunham Real Estate Stock Fund
Dunham Appreciation & Income Fund
Dunham International Stock Fund
Dunham Large Cap Value Fund
Dunham Small Cap Value Fund
Dunham Large Cap Growth Fund
Dunham Emerging Markets Stock Fund
Dunham Small Cap Growth Fund

SCHEDULE B

FUND ACCOUNTING FEE SCHEDULE

FUND ACCOUNTING SERVICE FEE

For the services rendered by GFS in its capacity as fund accounting agent to those funds listed on Schedule A (collectively, the “Dunham Funds”), the Dunham Funds shall pay GFS, within ten (10) days after receipt of an invoice from GFS at the beginning of each month, a fee equal to one-twelfth (1/12) of the following (pro-rating for partial months):

ANNUAL FEE)*:

Minimum fee:

$300,000 for 10 Funds

OR -  based upon the prior month’s average net assets:

Assets up to $250 Million

-  5 basis points

Assets from $250 Million - $500 Million

-  3 basis points

Assets greater than $500 Million

-  1 basis point

 OUT OF POCKET EXPENSES

Each fund shall reimburse GFS for any out-of-pocket expenses, exclusive of salaries, advanced by GFS in connection with but not limited to the printing or filing of documents for a fund, travel, telephone, quotation services (currently (1) $0.12 per equity valuation, $0.60 per bond valuation, and $1.50 for each foreign quotation or manual quote insertion), facsimile transmissions, stationery and supplies, record storage, NASDAQ insertion fee ($22 (1) per month), pro rata portion of annual SAS 70 review, postage, telex, and courier charges, incurred in connection with the performance of its duties hereunder. GFS shall provide each fund with a monthly invoice of such expenses and the fund shall reimburse GFS within fifteen (15) days after receipt thereof.

(1) Rate subject to change on 30 days’ notice.

SPECIAL REPORTS

All reports and /or analyses requested by a fund, its auditors, legal counsel, portfolio manager, or any regulatory agency  having jurisdiction over the fund, that are not in the normal course of fund accounting activities as specified in Section 1 of this Agreement shall be subject to an additional charge, agreed upon  in advance, based upon the following rates:

                       Labor:

                         Senior staff - $150.00/hr.

                         Junior staff - $ 75.00/hr.

                        Computer time - $45.00/hr.